Exhibit 99.1

News Release	■ ■ ■ ■

FOR: CONTACT:	REMEDYTEMP, INC. Monty Houdeshell Senior Vice President and Chief Administrative Officer (949) 425-7600

Roger Pondel/Rob Whetstone PondelWilkinson Inc. (310) 279-5980

RemedyTemp Reports Third Quarter Results

—Company Sites Progress with Key Strategic Initiatives, Including Margin Improvement;
Forecasts Pre-Tax Profitability for Fourth Fiscal Quarter—

ALISO VIEJO, Calif.—August 3, 2005—RemedyTemp, Inc. (NASDAQ:REMX), which operates as Remedy Intelligent Staffing® and RemX® Specialty Staffing, today reported operating results for its third fiscal quarter and nine months ended July 3, 2005.

As anticipated, revenue declined slightly for the fiscal 2005 third quarter to $122.3 million from $129.3 million for the corresponding prior year period. The company sustained a net loss for the 2005 third quarter of $1.4 million, equal to $0.16 per share, which included a $983,000 charge in connection with potential settlement of payroll-related tax matters. Without that charge, the loss for the quarter would have been sharply reduced from the net loss of $1.3 million, or $0.14 per share, sustained for the same period last year.

Gross margin for the 2005 third fiscal quarter increased to 20.2% from 18.4% in the third quarter of last year. The $983,000 charge in connection with the potential settlement of payroll-related tax matters had a 0.8% negative impact on the 2005 third fiscal quarter gross margin. Gross profit dollars for the 2005 quarter increased 3.8%, including the effects of the charge.

Greg Palmer, president and chief executive officer, said the sales decline was expected and primarily reflected the company’s elimination of a number of lower-margin,

high-risk customer accounts. In addition, he said the company experienced the effects of a gradual industry-wide softening that began late in the second fiscal quarter, principally in the light industrial sector.

“We continue to make solid progress with our strategic initiatives, including our focus on higher margin business, with a near-term objective of achieving profitability,” Palmer said. “While our exiting of less profitable and higher-risk larger accounts had a negative impact on revenue, the positive effect on margins is being realized. We are continuing to leverage the investments made over the recent years in our expanded sales force and in the RemX® Specialty Staffing operation. As well, we are taking action by reducing corporate personnel and lowering our planned usage of outside services with a target of eliminating $4 to $5 million of selling, general and administrative expense. We anticipate that we will begin seeing the impact of these reductions in the first quarter of fiscal 2006.”

Palmer said the company’s RemX® unit, which provides temporary and direct hire financial/accounting, IT and high-end clerical staffing, continued its solid growth during the fiscal third quarter, with revenue advancing 44% over the prior year period. He said RemX®, which was formed three years ago and achieved an operating profit for the third quarter, now accounts for more than 9% of the company’s total revenue, compared with 6% a year ago. Palmer also said RemedyTemp’s direct hire business, including RemX® direct hire, grew by more than 80% for the third quarter, accounting for nearly three percent of the company’s total revenue.

Based on current trends, Palmer said the company expects to achieve break-even to approximately $500,000 in pre-tax profits for the fiscal fourth quarter ending October 2, 2005. He said revenue on a comparative basis is expected to decline approximately 12% to 15% over last year’s fourth quarter, principally due to the residual effect of exiting low-margin, high-risk accounts and one additional week of operations during the fiscal fourth quarter last year.

For the fiscal year-to-date period ended July 3, 2005, revenue increased to $384.9 million from $370.6 million for the first nine months of the prior fiscal year. The net loss for the fiscal year-to-date period was $2.8 million, equal to $0.32 per share, also including the third quarter charge, compared with last year’s net loss of $8.6 million, or $0.96 per share. Gross margin for the nine months of fiscal 2005 improved to 19.8% from 17.1% in the corresponding period of the prior year, while gross profit dollars increased 20.1%.

At July 3, 2005, the company had $51.2 million in total cash and investments, including $25.6 million in restricted cash and investments. RemedyTemp continues to have no debt.

Subsequent to the close of the third quarter, the company received notification that the California Court of Appeal (Second District) reversed its earlier decision and ruled in favor of RemedyTemp in longstanding litigation to determine whether the California Insurance Guaranty Association (CIGA) is responsible for approximately 500 workers’ compensation claims covered by the defunct Reliance National Insurance Company. CIGA is an administrative body created by law to cover the obligations of failed insurers. The court decided that CIGA should not be dismissed from these claims because the insurance held by Remedy’s clients do not provide other available insurance for these injuries. Based on this decision, CIGA would be responsible for these workers’ compensation claims. Palmer said the latest ruling represents “an important victory,” for RemedyTemp, but will have no immediate financial impact on the company, pending final judicial resolution. Last year, RemedyTemp established a $5.9 million reserve in connection with the case in the event it did not ultimately prevail.

About RemedyTemp, Inc.

RemedyTemp, with 240 offices throughout North America, is a professional staffing organization focused on delivering human capital workforce solutions in various business sectors. For additional information about RemedyTemp visit www.remedytemp.com.

This news release contains forward-looking statements that involve material risks and uncertainties. Such forward-looking statements, including, but not limited to the ability to successfully execute strategies, achieve profitability in the fourth fiscal quarter, expected reductions in selling, general and administrative expense, and other financial expectations and current business indicators, are subject to change based on factors beyond the control of the company. Many of such statements contain words such as “anticipate,” “believe,” “estimate,” “intend,” “plan,” “expect,” “will,” or “future” and words of similar meaning.

Accordingly, the company’s actual results may differ materially from those expressed or implied in any such forward-looking statements as a result of various additional factors, including, without limitation, the continued performance of the RemX® Specialty Staffing division, the company’s ability to realize improvements in the months ahead, changes in general or local economic conditions that could impact the company’s expected financial results, the availability of sufficient personnel, various costs relating to temporary workers and personnel including but not limited to workers’ compensation and state unemployment rates, the company’s ability to expand its sales force productivity and sales channels, to open new points of distribution and expand in core geographic markets, attract and retain clients and franchisees/licensees, the outcome of litigation, software integration and implementation, and other factors described in the company’s filings with the Securities and Exchange Commission regarding risks affecting the company’s financial condition and results of operations. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

The following table sets forth summary statements of operations and condensed balance sheets and should be read in conjunction with this news release.

REMEDYTEMP, INC.
Condensed Consolidated Statements of Operations
(amounts in thousands, except for per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	July 3,	June 27,	July 3,	June 27,
	2005	2004	2005	2004
Total revenues	$122,257	$129,250	$384,876	$370,646
Cost of revenues	97,565	105,472	308,561	307,106
Licensees’ share of gross profit	6,418	5,900	19,277	17,044
Selling and administrative expenses	18,954	18,115	57,753	51,191
Depreciation and amortization	1,311	1,253	3,865	4,515

Loss from operations	(1,991)	(1,490)	(4,580)	(9,210)
Other income and expense:
Interest income, net	313	142	539	473
Other, net	250	146	749	521

Loss before income taxes	(1,428)	(1,202)	(3,292)	(8,216)
Provision for (benefit from) income taxes	18	106	(443)	433

Net loss	$(1,446)	$(1,308)	$(2,849)	$(8,649)

Net loss per share — basic and diluted	$(0.16)	$(0.14)	$(0.32)	$(0.96)

Weighted average shares — basic and diluted	9,054	9,024	9,034	9,021

Condensed Consolidated Balance Sheets
(amounts in thousands)
(unaudited)

	July 3,	October 4,
	2005	2004
ASSETS
Current assets:
Cash and investments	$29,274	$26,575
Accounts receivable, net	53,827	63,152
Other current assets	9,815	9,073

Total current assets	92,916	98,800
Fixed assets, net	10,048	10,589
Restricted cash and investments	21,898	21,925
Other assets	6,789	6,307

Total Assets	$131,651	$137,621

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	$36,411	$43,843
Long-term liabilities	33,426	30,267

Total liabilities	69,837	74,110
Total shareholders’ equity	61,814	63,511

Total Liabilities and Shareholders’ Equity	$131,651	$137,621